For Immediate Release

FROM:
Ameritrans Capital Corporation
For more information Contact:
Gary C. Granoff
(800) 214-1047

            AMERITRANS ANNOUNCES INITIAL CLOSING OF PRIVATE OFFERING

New York, NY, December 6, 2005 - Ameritrans Capital Corporation (NASDAQ: AMTC, AMTCP) today announced that the Company completed an initial closing pursuant to its July 29, 2005 private offering of the Company's shares of common stock $.0001 par value to a limited number of "accredited investors," as that term is defined in Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. The Company issued 653,347 shares for gross proceeds totaling $3,822,080. For every four (4) shares purchased, the Company issued to the investors one (1) warrant, exercisable for five (5) years from the date of issuance, to purchase one (1) share at an exercise price of $6.44 per share. A total of 163,336 warrants were issued. The securities sold in this offering have not been registered with the Securities Exchange Commission and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses. Ameritrans' wholly owned subsidiary, Elk Associates Funding Corporation, was licensed by the United States Small Business Administration as a Small Business Investment Company
(SBIC) in 1980. The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, NY 10017.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.